                                                                    EXHIBIT 10.5

                               OPERATING AGREEMENT

                                     BETWEEN

                        PACIFIC GAS AND ELECTRIC COMPANY

                                       AND

                        PACIFIC GAS TRANSMISSION COMPANY

                                      DATED

                                  July 9, 1996

                                      INDEX

                                    PG&E/PGT
                               OPERATING AGREEMENT

                                                                                                               Page
                                                                                                               ----
         RECITALS..........................................................................................      1
1.       DEFINITIONS.......................................................................................      2
2.       DELIVERY OF GAS...................................................................................      4
3.       GAS BALANCING.....................................................................................      5
4.       TERM..............................................................................................      8
5.       GAS QUALITY.......................................................................................      8
6.       MEASUREMENT AND TESTS.............................................................................     10
7.       REGULATORY........................................................................................     13
8.       REMEDIES..........................................................................................     14
9.       INDEMNIFICATION...................................................................................     14
10.      ASSIGNMENT........................................................................................     14
11.      INFORMATION.......................................................................................     15
12.      FORCE MAJEURE.....................................................................................     15
13.      DISPUTE RESOLUTION................................................................................     16
14.      NOTICE............................................................................................     18
15.      CONFIDENTIALITY...................................................................................     19
16.      ADDITIONAL PROVISIONS.............................................................................     20
         SIGNATURE(s)......................................................................................     22


                               OPERATING AGREEMENT

         THIS OPERATING AGREEMENT (Agreement) is made and entered into this 9th day of July, 1996, by and between PACIFIC GAS TRANSMISSION COMPANY (PGT), a California corporation, and PACIFIC GAS AND ELECTRIC COMPANY (PG&E), a California corporation. PGT and PG&E shall also be hereinafter referred to individually as a "Party" and jointly as the "Parties."

                                    RECITALS

         WHEREAS, PGT owns and operates an interstate natural Gas pipeline transmission system which extends from a point of interconnection with the pipeline facilities of Alberta Natural Gas Company Ltd. (ANG) at the International Boundary near Kingsgate, British Columbia, through the states of Idaho, Washington, and Oregon to a point of interconnection with PG&E's pipeline system at the Oregon-California border near Malin, Oregon. PGT is regulated by and operates subject to the rules and regulations of the Federal Energy Regulatory Commission (FERC) and transports Gas to points along its pipeline system; and

         WHEREAS, PG&E is a "local distribution company served by an interstate pipeline" within the meaning of Sections 2(17) and 311 of the Natural Gas Policy Act of 1978 and the Regulations of the FERC thereunder and is a "gas utility" as defined in the Public Utilities Code of the State of California and subject to the jurisdiction of the California Public Utilities Commission (CPUC) and

         WHEREAS, PG&E and PGT desire to enter into this Agreement to provide for the terms and conditions under which Gas will be delivered by PGT and accepted by PG&E, or delivered by PG&E and accepted by PGT, for the account of Shipper(s) and/or their designees at the Interconnect Point.

         NOW, THEREFORE, in consideration of the premises and mutual benefits and covenants herein contained, PG&E and PGT hereby agree as follows:

1.       DEFINITIONS

         Except in those instances where this Agreement expressly states another meaning, the following capitalized terms, when used in this Agreement, shall have the following meanings.

         1.0 Average Daily Delivery Pressure - The average delivery pressure on any Day.

         1.1 Backhaul Service - The contractual delivery of Gas at the Interconnect Point in the direction opposite to the physical movement of the Gas.

         1.2 British Thermal Unit or Btu - The amount of energy required to raise the temperature of one (1) pound of pure water one degree Fahrenheit
(1 degrees F) from fifty-nine degrees Fahrenheit (59 degrees F) to sixty degrees Fahrenheit (60 degrees F) at a standard pressure of 14.73 psia.

         1.3 CPUC - The California Public Utilities Commission or any successor regulatory body.

         1.4 Cubic Foot/Feet (Standard Cubic Foot/Feet) - The volume of Gas which occupies one (1) cubic foot when such Gas is at a temperature of sixty degrees Fahrenheit (60 degrees F) and at a pressure of 14.73 psia.

         1.5 Day and Daily - For Gas control purposes, a period of twenty-four (24) consecutive hours beginning at 7:00 a.m. Pacific Standard Time
(PST) on any calendar day and ending at 7:00 a.m. (PST) on the calendar day immediately following.

         1.6 FERC - The Federal Energy Regulatory Commission or any successor regulatory body.

         1.7 Heating Value - The amount of heat, measured in Btu's, produced by the complete combustion of a dry Cubic Foot of Gas. The Heating Value shall be the gross or higher amount of heat which is obtained when all of the products of combustion are cooled to 60 degrees F.

         1.8 Interconnect Point - The point at which the PGT and PG&E Facilities interconnect in Section 24, T41S, R12E, WM in Klamath County, Oregon, at the California/Oregon border, more commonly known as Malin, Oregon.

         1.9      Mcf - One thousand (1,000) Cubic Feet.

         1.10     MMBtu - One million (1,000,000) Btu (or Decatherm).

         1.11 Natural Gas and Gas - Shall mean any mixture of hydrocarbons or of hydrocarbons and non-combustible gases, in a gaseous state, consisting essentially of methane. Such Gas is typically produced in its natural state from wells, including casinghead and residue gas.

         1.12 Normal Operating Conditions - Shall mean that no force majeure conditions (as defined in Paragraph 12.2 herein) exist and that the compressors, pipelines and appurtenant facilities on the respective Parties' pipeline system operate in such a manner to permit such pipeline to meet its firm Shippers' Daily Scheduled Volumes up to such Shippers' maximum Daily contract quantities.

         1.13 PG&E Facilities - The piping, land rights, valving, flow control, data acquisition and other appurtenant equipment installed, owned and operated by PG&E at and downstream of the Interconnect Point.

         1.14 PGT Facilities - The piping, land rights, measurement, odorizing equipment, valving, flow control, data acquisition and other appurtenant equipment installed, owned and operated by PGT.

         1.15 Scheduled Volumes - The quantity of Gas for each Shipper of Gas on PGT that is scheduled by PGT for delivery to PG&E, and in the case of backhaul service, scheduled by PG&E for delivery to PGT.

         1.16 Shipper(s) - A third party for whose account Gas is delivered on a firm or interruptible basis at the Interconnect Point from PGT to PG&E or from PG&E to PGT in the case of Backhaul Service.

2.       DELIVERY OF GAS

         2.1 The Parties hereto mutually agree to permit deliveries of Gas by physical delivery by PGT to PG&E, and in the case of Backhaul Service, deliveries by PG&E to PGT.

         2.2 Each Party shall attempt to schedule maintenance of its respective facilities, to the extent operationally feasible, to minimize any interruption of nominated volumes on the other Party's pipeline.

         2.3 Unless excused by force majeure (as defined in Paragraph 12.2 hereof), PGT shall deliver Gas to PG&E at the Interconnect Point at a pressure sufficient to effect delivery into PG&E's pipeline against the pressure prevailing therein from time to time as mutually agreed to by the Parties up to a maximum of 911 pounds per square inch gauge (psig) (Maximum Pressure) and not below a minimum of 700 psig (Minimum Pressure). The Parties may agree on other Maximum and Minimum Pressures from time to time to ensure efficient operation of each Party's system at the Interconnect Point.

         2.4 Under Normal Operating Conditions, PGT will maintain an Average Daily Delivery Pressure at the Interconnect Point of no less than 855 psig or as otherwise agreed to by the Parties. Under Normal Operating Conditions, PG&E will operate its system so that PG&E will be able to receive one hundred percent (100%) of the Scheduled Volumes from PGT at the Interconnect Point at the Average Daily Delivery Pressure. The Parties agree to cooperate in the day-to-day operation of both systems to ensure efficient and coordinated operation(s) and maintenance.

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         2.5      The Parties acknowledge the historical coordinated nature of the design of their respective pipeline systems. The Parties also acknowledge the changing nature of their respective Shippers' contractual obligations. Accordingly, the Parties agree not to modify the facilities or operations, other than for reasonable or necessary maintenance, on their respective systems during the term of this Agreement in any manner that will permanently prevent the delivery of Gas pursuant to any existing contractual obligations to their respective firm Shippers, as exercised by such shippers, with a Malin primary receipt or primary delivery point under Normal Operating Conditions.

3.       GAS BALANCING

         3.1 The Parties have entered or may enter into one or more agreements with Shippers for the transportation of Gas to or from the Interconnect Point on their respective systems. The Parties will transport such Gas for each Shipper's account to or from the Interconnect Point subject to the respective Party's receipt of a Scheduled Volume from the Shipper or its agent. The quantity of Gas confirmed and scheduled to flow between the Parties each Day may be greater or less than the quantity actually delivered at the Interconnect Point, resulting in over- or under-deliveries relative to the gas confirmed and scheduled to flow. The Parties agree to implement the following balancing arrangement, which will facilitate more efficient operations, accounting, and systems management at the Interconnect Point and on the Parties' respective systems and to provide each Party's operating personnel flexibility to operate and control Daily variations in nominated and allocated volumes:

         a.       All imbalances shall be recorded on an MMBtu basis.

         b. For Gas accounting purposes, all Daily Scheduled Volumes as scheduled on the flow day shall be deemed to be delivered form each Party's pipeline system into the other Party's pipeline system, regardless of the actual volume of Gas delivered.

         c. When the net volume of Scheduled Volumes on a Day are greater than the actual volume of Gas delivered on such Day, the difference shall be identified on the delivering Party's monthly statements as underdelivered or a negative imbalance account volume.

         d. When the net volume of Scheduled Volumes on a Day are less than the actual volume of Gas delivered on such Day, the difference shall be identified on the delivering Party's monthly statements as overdelivered or a positive imbalance account volume.

         e. PGT and PG&E shall cooperate in order to minimize the Daily over and under deliveries. In this regard, PGT's gas control and transportation personnel and PG&E's gas control and scheduling personnel shall be in contact each day, as needed, to establish the rate at which Gas shall be delivered until the end of the Day in order to balance daily delivered volumes of Gas with Scheduled Volumes of Gas.

         f. PGT shall provide PG&E, no later than the 12th day of each month, a statement showing the total volume of Gas delivered to PG&E at the Interconnect Point during the previous month. PG&E shall verify such statement by the 28th day of the same month. Neither the deliverance or such statement nor the subsequent verification of such statement shall constitute a waiver of either party's rights under Section 6.4.

         g. Further, no later than the 12th day of each month, PGT shall calculate the Daily underdelivered and/or overdeliviered positions for each Day in the prior month to determine the overall imbalance for the month (Monthly Imbalance). PGT shall then provide PG&E with the Monthly Imbalance so determined, together with sufficient documentation to enable PG&E to verify the accuracy of the Monthly Imbalance calculation. PG&E shall verify such statement by the 28th day of each month. Neither the deliverance of such statement nor the subsequent verification of such statement shall constitute a waiver of either party's rights under Section 6.4.

         h. The Parties shall mutually agree on which Days the Monthly Imbalance shall be adjusted, taking into consideration current operation of each pipeline system. The Parties shall use their best efforts to adjust any imbalance toward zero as soon as practical but in no case later than thirty (30) Days after the end of each calendar month in which the Parties determined the imbalance existed, unless agreed to otherwise by the Parties.

         i. PGT shall provide PG&E a Daily report of the Scheduled Volumes of Gas, within two (2) hours after the end of each Day. The Scheduled Volumes of Gas reported by PGT will be used in the Monthly Imbalance calculation. Any revisions to this data must be mutually agreed to by PG&E and PGT.

         j. For the purpose of this Agreement, delivery of any Gas to resolve a Monthly Imbalance is not subject to sales or transportation charges by either Party.

         k. Volumes delivered shall be nominated on a Daily basis but will flow on an hourly basis. If curtailment of deliveries during the Day is necessary, Scheduled Volumes shall be adjusted according to the methodology prescribed in the constrained pipeline's tariffs. In this situation, the adjusted Scheduled Volume shall be deemed to have flowed to the receiving Party in accordance with the procedures in paragraph 3.1.

         3.2 Risk of loss of all Gas shall pass at the Interconnect Point. PG&E shall not be responsible to Shipper or third parties for any Gas losses or delays (due to operating conditions or constraints, force majeure or otherwise) or damages occurring on PGT's side of the Interconnect Point, and PGT shall not be responsible to Shippers or third parties for Gas losses or delays (due to operating conditions or constraints, force majeure or otherwise) or damages occurring on PG&E's side of the Interconnect Point.

         3.3 Either Party may pursue resolution of a dispute as to imbalances owed hereunder in accordance with Section 13 herein, however, unless the Parties mutually agree otherwise, delivery of the entire imbalance due as identified in subparagraph 3.1.g., including any disputed imbalance, shall be made to the respective Party notwithstanding such dispute resolution. Delivery of the disputed imbalance(s) shall not be deemed to be a waiver of any rights to recoup any imbalance amount in dispute.

4.       TERM

         This Agreement shall have an initial term commencing on the date of execution of this Agreement and ending December 31, 2001. The Agreement shall extend year-to-year thereafter unless terminated as of the end of the initial term or at any time thereafter upon a minimum of one hundred and eighty (180) calendar days prior written notice by either Party to the other.

5.       GAS QUALITY

         5.1 PGT agrees that the Gas delivered by PGT to PG&E at the Interconnect Point shall meet or exceed PGT's Gas quality specifications as listed in Paragraph 3 of the General Terms and Conditions of PGT's FERC Gas Tariff, First Revised Volume 1-A as amended from time to time.

         5.2 Notwithstanding the quality specifications set forth in either PG&E's Rule 21 or PGT's FERC gas tariff, the Gas delivered hereunder shall have a minimum total heat value of Nine Hundred Ninety-Five (995) (Minimum Heat Value) Btu's per Cubic Foot on a dry basis and a maximum total heat value of One Thousand Eighty (1080) (Maximum Heat Value) Btu's per Cubic Foot on a dry basis. If neither Party's system is jeopardized, the Parties may agree on other Maximum and Minimum Heat Values from time to time.

         5.3 PGT shall annually, and at any time upon request by PG&E, test the Gas that is delivered to PG&E to determine whether there are any Polychlorinated biphenyls (PCBs) in the Gas or liquids associated with or condensing from the Gas and provide such test results to PG&E. PGT shall provide at its cost the annual test for PCBs. Payment for additional tests requested by PG&E shall be in accordance with Paragraph 6.2 herein. The Parties shall agree upon a sample point and procedures to be utilized in obtaining the samples and sample results. Sample tests to determine the PCB concentration shall be made in accordance with EPA Method 8080, as published in Test Methods for Evaluating Solid Waste, 3rd ed., Environmental Protection Agency, 1992 (EPA SWA-846), or other mutually agreeable method. Should the test results indicate the presence of PCBs in the Gas or liquids associated with or condensing from the Gas, the Parties agree that a technical advisory committee consisting of representatives from each Party shall meet within 72 hours of the receipt of the test results to establish mutually acceptable procedures to address the discovery of any PCBs in any Gas delivered to PG&E on PGT's system.

         5.4 The Parties recognize that the Gas quality specifications in effect for the pipeline systems of each Party are critical to each Party's system integrity and public safety. Accordingly, the Parties agree that remedies may be necessary and appropriate to maintain the safety and reliability of each Party's system. Therefore, if, at any time, the Gas offered for delivery by PGT should fail to conform to any of the quality specifications set forth in either PG&E's Rule 21, PGT's gas FERC tariff, or the specifications set forth in subparagraph 5.3 and should such deficiency jeopardize the public safety, reliability, or merchantability of the Gas, PG&E will provide evidence of such jeopardy to PGT for PGT's immediate consideration. Upon PGT's mutual agreement that such jeopardy exists, which cannot be unreasonably withheld, the Parties will move directly into discussions to determine a mutually acceptable remedy which may include a temporary restriction in delivery of such Gas at the Interconnect Point until such jeopardy is eliminated. Both Parties agree to use commercially best efforts and actions to correct such jeopardy in a timely manner. Notwithstanding any of the above, PG&E shall at all times retain the right to take any such action necessary to protect the integrity of its Gas pipeline system.

         5.5 All Gas delivered to PG&E at the Interconnect Point shall be odorized by PGT with a commercially available odorant blend as specified by PG&E with a concentration to be specified by PG&E. Unless the Parties agree to a different concentration, the odorant concentration level will be no more than one half (0.5) grain of odorant per one hundred (100) standard Cubic Feet. The Parties recognize that such odorant service is provided for the benefit of PG&E. Furthermore, the Parties recognize that the cost recovery of odorization is currently imbedded in the rates set out in PGT's FERC approved tariff and is subject to change n future rate cases. As such, future cost allocation may change over time as approved by FERC.

6.       MEASUREMENT AND TESTS

         6.1 PGT shall perform the actual measurements each month during the term hereof in accordance with the provisions set forth in Paragraphs 4 and 5 of the General Terms and Conditions of PGT's FERC Gas Tariff, First Revised Volume 1-A as may be revised from time to time. For the purposes of this Agreement, PGT shall perform such measurement and tests as follows:

         a. The volume of Gas delivered under this Agreement shall be measured by orifice meters, or by other industry accepted meters installed, maintained and operated by PGT or its designee as mutually agreed to by the Parties.

         b.       The unit of volume for purposes of measurement shall be one
                  (1) Cubic Foot of Gas at a temperature base of sixty degrees Fahrenheit (60 degrees F) and at a pressure base of fourteen and seventy-three hundredths (14.73) pounds per square inch absolute (psia).

         c. Relative density, carbon dioxide, nitrogen and Heating Value, shall be continuously measured and recorded using Gas chromatographs, calorimeters, densitometers, or other means acceptable in the Gas industry or as mutually agreed to by the Parties. Determination of Heating Value and relative density by compositional analysis shall comply with the methods specified in the American Society for Testing and Materials, ASTM D 3588, as may be revised from time to time. The physical properties of the constituent Gases used to calculate Heating Value and relative density shall be taken from the Gas Processors Association Bulletin GPA 2145, as may be revised from time to time.

         d. Gas compressibility shall be calculated at the flowing pressure and temperature under which Gas is delivered to PG&E in accordance with the recommendations contained in the American Society for Testing and Materials, ASTM 3588, as may be revised from time to time.

         e. The average atmospheric (barometric) pressure shall be assumed to be 12.67 psia at measurement point. Corrections for other elevations shall be determined by using an industry acceptable equation or by making measurements at the applicable point.

         6.2 Routine tests for gas quality will be conducted in accordance with Paragraph 3.2c of the General Terms and Conditions of PGT's FERC Gas Tariff, First Revised Volume No. 1-A as may be revised from time to time. Additional tests for total sulfur, PCBs, and hydrogen sulfide content of the Gas delivered hereunder shall be performed at the request of either Party from time to time but shall be limited to no more than one (1) request every thirty (30) Days. The methods of testing shall be agreed upon by the Parties. PGT shall perform routine tests for gas quality at its expense. Any additional tests for gas quality requested by PG&E shall be performed at PG&E's expense.

         6.3 PG&E may witness all tests made hereunder, provided, however that PG&E may not alter or in any manner operate, disturb, manipulate, or tamper with any PGT's equipment or the equipment of a third party vendor. Upon request, PGT shall test its measurement equipment to verify the accuracy of such equipment. PG&E may request a test at any time but shall be limited to no more than one (1) request every thirty (30) Days. At the time of such a request, PGT will schedule with PG&E a mutually convenient time for the test to take place but no later than fifteen (15) Days following the request. Payment for such accuracy tests shall be made in accordance with Paragraph 4 of the General Terms and Conditions of PGT's FERC Gas Tariff, First Revised Volume No. 1-A as may be revised from time to time.

         6.4 Notwithstanding Paragraph 4.3 of PGT's FERC Gas Tariff, the following action will be taken for volume correction or determination, if measurement inaccuracy (Inaccuracy) is discovered:

         a. When the Inaccuracy is a result of using incorrect constant values in the orifice meter equation, the quantity of delivered Gas shall be recalculated. If the duration of the Inaccuracy cannot be determined or agreed upon, the period of the Inaccuracy shall be deemed to be one half of the time elapsed since the last meter and instrument inspection. Examples of using incorrect constant values include, but are not limited to, basing calculations on the incorrect orifice plate size, orifice tube size, differential pressure range, static pressure range, Heating Value constants of Gas constituents, or relative density constants of Gas constituents.

         b. When the Inaccuracy is a result of errors in the calibration or operation of flow computers, transducers, recorders, or measuring devices for relative density or Heating Value, that result in an error greater than one percent (1%) of the measured volume at a reading corresponding to the average reading for the period since the preceding test of the device or devices found to be in error, the quantity of Gas which has been delivered shall be recalculated. If the percentage of error is not ascertainable by calibration, test, or mathematical calculation, the correction shall be made by estimating the quantity or quality of Gas delivered based upon deliveries under similar conditions during a period when the equipment was registering accurately. Where the duration of the Inaccuracy is not known or agreed upon, the period of the Inaccuracy shall be deemed to be one-half of the time elapsed since the date of the last test.

         c. Adjustments for Inaccuracies in accordance with 6.4a and 6.4b shall be made provided that the chain therefor shall have been made within twelve (12) months from the date of the disclosure of the error.

7.       REGULATORY

         7.1 This Agreement is subject to all valid applicable local, state and federal laws, orders, rules, and regulations of any governmental body, agency, or official having jurisdiction.

         7.2 PG&E shall not be required to take any action hereunder, including but not limited to entering into any contracts with Shippers or other parties transporting Gas on PGT's Facilities to the Interconnect Point, which, in the good-faith and reasonable exercise of PG&E's judgment, may jeopardize PG&E's retention of its "Hinshaw Exemption."

         7.3 PGT shall not be required to take any action hereunder, including, but not limited to, entering into contracts with Shippers or other parties transporting Gas on PG&E's facilities, which, in the good-faith and reasonable exercise of PGT's judgment, may cause PGT to be subject to the jurisdiction of the CPUC.

         7.4 Notwithstanding the other provisions of this Agreement, if at any time during the term hereof, any governmental authority having jurisdiction shall take any action whereby either Party's delivery, receipt, and/or use of Gas hereunder shall be proscribed or subjected to terms, conditions, regulations, restraints, or limits that in the reasonable judgment of the Party prevents that party from acting in a commercially reasonable manner to fulfill the terms of this Agreement, such Party shall have the unilateral right to terminate this Agreement at any time upon thirty (30) days written notice to the other Party, without further liability hereunder, except as to redelivery of any outstanding Gas imbalances. Nothing herein shall prevent the Parties through mutual agreement from modifying this Agreement in lieu of termination.

         7.5 Nothing in this Agreement shall be interpreted to require either Party to take any action that would be inconsistent with their applicable tariffs or violate any governmental regulation or authority.

         7.6 Nothing herein shall be construed as a dedication by either party of its respective facilities to the other Party. Both PG&E and PGT may each construct facilities on its respective system as it may deem necessary or appropriate in its sole discretion. Nothing herein obligates either Party to construct any additional facilities (including measuring facilities) or to modify any existing facilities to provide for the receipt or delivery of Gas. PGT shall have a separate agreement(s) covering any new facilities or necessary modifications for either receipt or delivery of Gas at the Interconnect Point.

8.       REMEDIES

         Each Party agrees that its sole remedy for nonperformance by the other Party or other default by the other Party in the performance of its obligations under this Agreement shall be as specified in the Agreement. Both Parties agree to use commercially best efforts and actions to correct such nonperformance on their respective systems in a timely manner.

9.       INDEMNIFICATION

         Notwithstanding Paragraph 8 above, each Party shall indemnify the other Party including the agents, contractors, and employees of the Party, against all loss, damage, cost and expense (including attorneys' fees), judgment on other obligation or liability, resulting from physical injury to property or person, caused by the indemnifying Party's performance of its obligations under this Agreement; provided, however, that neither Party shall be obligated to indemnify the other Party against any loss, damage, cost, expense, liability, or cause of action which arises in whole or in part out of the sole negligence or willful misconduct of the other Party.

10.      ASSIGNMENT

         This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided, however, that no Party shall assign or transfer this Agreement or any part thereof, or any right or obligation hereunder, without the written consent of the other Party, which may not be unreasonably withheld. Any such assignment which requires written consent hereunder, but which is made without such written consent, shall be null and void. Notwithstanding the above, assignment of the entire interest and obligations of the assigning Party may be made to a parent or affiliate of such assigning Party, or to an entity succeeding to all or substantially all of the business properties and assets of the assigning Party, following written notice to the other Party.

11.      INFORMATION

         Each Party shall have the right to request that the other Party provide information that is sufficient to verify the accuracy of any computation contemplated under this Agreement. All reasonable efforts shall be made by the Parties to resolve any disputed computations. Unresolved disputed computations may be submitted by either Party for resolution as described in Paragraph 13 of this Agreement. Notwithstanding the above, neither Party shall be required to provide the other Party with information that is confidential, proprietary, or in violation of the rules and regulations of either the FERC or CPUC.

12.      FORCE MAJEURE

         12.1 In the event either Party is rendered unable, wholly or in part, by force majeure (as defined in Paragraph 12.2) to carry out its respective obligations under this Agreement, it is agreed that, upon such Party giving notice and reasonably full particulars of such force majeure in writing or by telecopy or by telephone (and confirmed in writing within seventy-two [72] hours), to the other Party within a reasonable time after the occurrence of the cause relied on, then the obligations of the Party giving such notice, so far as they are affected by such force majeure, shall be suspended during the continuance of the effects of the cause, and the Party subject to such cause shall remedy it so far as possible with all reasonable dispatch.

         12.2 The term "force majeure," as employed herein, shall mean an event or events beyond the reasonable control of a Party and shall include, but not be limited to, acts of God, strikes, lockouts or other industrial disturbances, acts of the public enemy, wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, storms, floods, high water, washouts, arrests and restraints of governments and people, civil disturbances, explosions, breakage or accident to machinery or lines of pipe, freezing lines of pipe, acts of civil or military authority (including, but not limited to, courts, or administrative or regulatory agencies). Such term shall likewise include (i) in those instances where any Party hereto is required to obtain servitudes, rights-of-way, grants, permits or licenses to enable such Party to fulfill its obligations hereunder, and such Party is unable to so acquire, is delayed in acquiring at reasonable costs and after the exercise of reasonable diligence, such servitudes, rights-of-way, grants, permits, certificates or licenses; and (ii) those instances where any Party hereto is required to furnish materials and supplies for the purpose of constructing or maintaining facilities or is required to secure permits, or certificates of permission from any governmental agency to enable such Party to fulfill its obligations hereunder, and such Party is unable to so acquire, or is delayed in acquiring, at reasonable costs and after the exercise of reasonable diligence, such materials and supplies, permits and permissions. Failure of an administrative agency to authorize recovery of costs shall not constitute force majeure. It is understood and agreed that the settlement of strikes or lockouts shall be entirely within the discretion of the Party having the difficulty, and the above requirement that any force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of the opposing Party when such course is inadvisable in the discretion of the Party having the difficulty.

13.      DISPUTE RESOLUTION

         13.1 Within thirty (30) days of written notice from either Party to the other that there is a dispute, claim, or need for interpretation arising out of or relating to this Agreement, the Parties shall meet and attempt to reach an amicable settlement by negotiation. If the matter is not resolved within thirty
(30) days of such meeting, the matter shall be resolved in the manner set forth in Paragraph 13.2 and 13.3, which shall be in lieu of litigation before any regulatory agency or in any state or federal courts.

         13.2 At either Party's request, the Parties shall attempt to resolve their dispute through non-binding mediation in accordance with the Commercial Mediation Rules of the American Arbitration Association (AAA). The Parties shall establish specific ground rules for the mediation at least fourteen (14) days in advance of the mediation meeting. The mediation shall be held in Portland, Oregon, and shall commence within thirty (30) days of a Party's request for mediation. Each Party shall bear its own mediation costs. The costs and expenses of the mediator shall be divided equally between the Parties.

         13.3 If no amicable settlement is reached as a result of the procedures prescribed in Paragraph 13.2, the matter shall be submitted to binding arbitration pursuant to the Commercial Arbitration Rules of the AAA (including any rules for expedition of the hearing process); provided, however, such rules shall be modified as necessary to reflect the following:

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

         a. Unless the Parties otherwise agree, the arbitration panel shall be composed of three persons. Each Party shall nominate one arbitrator, and the two arbitrators so appointed shall appoint a third, who shall act as the presiding arbitrator or chair of the panel. If either Party fails to nominate an arbitrator within thirty (30) days of receiving notice of the nomination of an arbitrator by the other Party, such (second) arbitrator shall be appointed by the AAA at the request of the first Party. If the two arbitrators so selected fail to select a third presiding arbitrator, the third arbitrator shall be appointed by the AAA. Should a vacancy occur on the panel, it shall be filled by the method by which that arbitrator was originally selected.

         b. The arbitration shall be held at a location to be agreed by the Parties, or, failing such an agreement, at San Francisco, California.

         c. The arbitrators shall hold a preliminary meeting with the Parties within thirty (30) days of the appointment of the third or presiding arbitrator for the purpose of determining or clarifying the issues to be decided in the arbitration, the specified procedures to be followed, and the schedule for briefing and/or hearings. The arbitrators shall hold a hearing and, within one hundred and twenty (120) days of the preliminary meeting (except in extraordinary cases) shall issue a written decision and include findings of fact and conclusions of law.

         d. Such decision shall thereafter be deemed to be part of this Agreement and incorporated by reference herein.

         e. Pending such decision, the Parties shall continue to operate under the Agreement; however, the decision by the panel should consider specifically the appropriateness of retroactive adjustments to the date the dispute first arose.

         f. The United States District Court for the Northern District of California or a Superior Court of the State of California may enter judgment upon the panel's

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

                  decision, either by confirming the decision or by vacating, modifying, or correcting the decision. The Court may vacate, modify, or correct any such decision only: (i) if there exists any of the grounds referred to in the United States Arbitration Act, or (ii) to the extent that the panel's conclusions of law are erroneous.

         g. The allocation of costs of arbitration shall be considered and determined by the panel in connection with its decision, and, for example, the entire costs of such proceeding, including reasonable attorneys fees (for in-house and outside counsel) may be awarded to the prevailing Party.

         h.       Neither Party shall be assessed any punitive damages.

         i. In the event it is necessary to enforce an arbitration award, all costs of enforcement, including reasonable attorney fees (for in-house and outside counsel), shall be payable to the prevailing Party.

         13.4 The resolution of disputes subject to this Section 13 shall be governed by, and the arbitrators shall render their decision in accordance with, the substantive laws of the State of California, without regard to its choice of law rules.

14.      NOTICE

         14.1 Any notice, request, demand, or statement provided for in this Agreement shall be in writing and deemed given when deposited in the United States mail, postage prepaid, directed to the post office address of the Parties as follows:

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

AGREEMENT NOTICES AND OTHER CORRESPONDENCE

Pacific Gas Transmission Company         Pacific Gas and Electric Company
2100 S.W. River Parkway                  245 Market Street, Room 1503, N15A
Portland, OR  97201                      P.O. Box 770000
Telephone:  (503) 833-4000               San Francisco, CA  94177
Telecopier:  (503) 833-4332              Telephone:  (415) 973-2908
Attn. Manager of Transportation          Telecopier:  (415) 973-9247
                                         Attn. Business Projects

DISPATCHING AND NOMINATIONS

Pacific Gas Transmission Company         Pacific Gas and Electric Company
2100 S.W. River Parkway                  77 Beale Street, Room 1643, B16A
Portland, OR  97201                      P.O. Box 770000
Dispatch Telephone:  (503) 833-4200      San Francisco, CA  94177
Telecopier:  (503) 833-4395              Dispatch Telephone:  (415) 973-3214
Nominations:  (503) 833-4300             Nominations:  (415) 973-3220
                                         Telecopier:  (415) 973-0649

         14.2 Either Party may from time-to-time change or designate another address for such purposes upon thirty (30) calendar days prior written notice by the Party requesting such change.

         14.3 Notices, requests, and demands may also be given by facsimile or other electronic transmittal provided that such facsimile or electronically conveyed notice, request or demand is confirmed in writing delivered as aforesaid within three (3) business Days of receipt of facsimile or other electronic notice. Notice regarding routine operations may be exclusively communicated by facsimile or other electronic means. All nominations and such confirmations must be made via electronic data exchange when such systems are operational.

15.      CONFIDENTIALITY

         Each Party agrees that it will maintain this Agreement, and all parts and contents thereof in strict confidence, and that it will not cause or permit disclosure of same to any third party without the express written consent of the other Party; provided however, that disclosure by a Party is permitted in the event and to the extent (i) such disclosure is required by a court or agency exercising jurisdiction over the subject matter hereof, by order or by regulation (provided that in the event either Party becomes aware of a judicial or administrative proceeding that has resulted in an order requiring disclosure, or in which any party to such proceeding has sought

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

such an order, it shall so notify the other Party immediately); (ii) disclosure is necessary to agents, contractors, and employees for the proper prosecution of their work; or (iii) disclosure is necessary in connection with a bona fide sale or assignment of an interest in this Agreement, the borrowing of funds, obtaining of insurance, and/or sale of securities. In such event the disclosing Party shall notify the other Party of the name of such third party and the nature of such disclosure prior to the disclosure.

16.      ADDITIONAL PROVISIONS

         16.1 No consent or waiver, expressed or implied, by either Party of any breach or default by the other Party in the performance of its obligations hereunder shall be deemed or construed to be a consent to or waiver of any other breach or default in the performance of any other obligation of the other Party. Failure on the part of either Party to complain of any act or failure to act by the other party or to declare the other Party in default, regardless of how long such failure continues, shall not constitute a waiver by such Party of any of its rights hereunder.

         16.2 This Agreement supersedes all prior agreements, representations and understandings, written or oral, pertaining to the subject matter herein.

         16.3 THIS AGREEMENT AND THE OBLIGATION OF THE PARTIES HEREUNDER SHALL BE INTERPRETED, CONSTRUED AND CONTROLLED BY THE LAWS OF THE STATE OF CALIFORNIA.

         16.4 This Agreement was jointly negotiated, and any ambiguities or uncertainties in the wording of this Agreement shall not be construed for or against either Party, but shall be construed in a manner which most accurately reflects the intent of the Parties when this Agreement was executed.

         16.5 This Agreement may be amended only by an instrument in writing executed by both Parties hereto.

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

         16.6 Each Party shall do all necessary acts and make, execute, and deliver such written instruments as shall from time to time be reasonably necessary to carry out the terms of this Agreement.

         16.7 Whenever the context may require, the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

         16.8 The descriptive headings of all paragraphs of this Agreement are formulated and used for convenience only and shall not be deemed to affect the meaning or construction of any such paragraphs.

         16.9 Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of that prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of that provision in any other jurisdiction.

         16.10 PGT's general Terms and Conditions of its FERC approval Gas Tariff, First Revised Volume No. 1A, and subsequent changes or revisions, are by reference made a part hereof.

         16.11 PG&E's Rule 21, as approved by the CPUC and any subsequent changes or revisions, is by reference made a part hereof.

         16.12 The parties agree that changes ordered by the FERC to any of the operating procedures established under this Agreement shall be made in writing as an amendment within sixty (60) days of such FERC order(s).

         16.13 This Agreement is intended solely for the benefit of the Parties and their permitted successors and assigns and, except as may be specifically set forth herein, is not intended to and shall not confer rights or benefits upon any other party.

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




IN WITNESS WHEREOF, the Parties have, through this duly authorized officers or employees, executed this agreement as of the date herein above written.

                                PACIFIC GAS AND ELECTRIC COMPANY

                                By:   H. O. LAFLASH
                                   -------------------------------------------
                                      H. O. LaFlash
                                      Manager, Business Projects

                                Date: 7/9/96

                                PACIFIC GAS TRANSMISSION COMPANY

                                By:   PETER LUND
                                   -------------------------------------------
                                      Peter Lund
                                      Vice President, Marketing & Transportation

                                Date: 7/2/96

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